ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Abraxas Provides Operational Update

SAN ANTONIO (October 25, 2018) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) provides the following operational update.

West Texas (Delaware Basin Update)

In the Delaware Basin of West Texas and specifically Ward County, our two well Mesquite Pad has been on production for 20 days and is currently producing over 1400 barrels of oil equivalent per day (including currently flared gas) from two approximate 4800 foot laterals. One lateral is in the lower Third Bone Spring formation, the other is in the upper Third Bone Spring formation. To the best of our knowledge, the upper Third Bone Spring has not been previously tested by industry in our area and represents a new landing zone for Abraxas. From our experience with a conservative flowback protocol, we expect peak production to occur between 45 to 60 days from first production. Abraxas owns an approximate 73 percent working interest in the Mesquite pad.

The one well Pecan 47 Pad is currently being prepared for fracture treatment (frac) expected to start before mid-November. Abraxas owns a 100 percent interest in this well which has an approximate 4800 foot lateral in the Wolfcamp A-1 zone.

The two well Creosote Pad is currently drilling with planned 4800 foot laterals in the Wolfcamp A-1 and A-2 zones. Abraxas owns an approximate 80 percent interest in this pad. Upon completion of drilling operations, the rig will move to our 2 well Hackberry Pad in adjoining Winkler County.

Production operations in our Ward County area are proceeding as planned with all wells producing at predicted rates and with no wells currently shut in for frac protection. Due to mechanical issues with our third party gathering and processing, we have experienced various amounts of gas flaring over the past several months.

North Dakota (Williston Basin Update)

In McKenzie County, North Dakota, four wells on our Ravin Central Pad were successfully fraced with 240 stages. These wells remain shut in for frac protection from our ongoing Ravin Northeast Pad planned 240 stage frac which is currently approximately 25 percent completed. We expect the Ravin Central pad will come on production upon completion of the offsetting frac which should be before mid- November. The Ravin Northeast Pad should follow before the end of November. Abraxas owns varying interests in both pads which average around 48 percent working interest.

Our company owned Raven Rig #1 is currently drilling our four well Lillibridge Northwest Pad in which Abraxas owns an approximate 25 percent working interest. These wells, as well as five additional wells planned to be drilled from our Jore Federal Extension Pad over the winter, will remain as DUCs until next summer’s frac season.

During September and early October, another operator conducting frac operations on six wells offsetting our Stenehjem Super Pad and Stenehjem East Pad to the north necessitated the shut in of 17 high volume wells for a various number of days for frac protection. All wells have currently been placed back on production with no negative effects from the offset fracs. In addition, due to our own fracs on the Ravin Pads, an additional 12 wells were shut in for frac protection. In September, we calculate we lost 1016 barrels of net oil equivalent per day(boepd), or a total of 30,489 boe for the month. Up through October 20, we calculate we have lost 716 boepd or 14,315 net boe for the month.

Due to industry success, gas production in North Dakota now exceeds gathering and processing capacity of our third-party processor. Additional infrastructure is under construction but in the interim increasing amounts of gas will have to be flared. During September our flared volumes totaled 688 barrels of oil equivalent per day which includes gas flared in West Texas or 20,627 barrels of oil equivalent for the month. For October up through October 20 our flared volumes in both areas totaled 14,399 barrels of oil equivalent or 720 barrels of oil equivalent per day (boepd).

The frac protect and flared gas losses are mentioned to clarify any confusion between well head volumes as shown on our actual production versus our type curve charts and reported production which is actual sales excluding flared volumes. Investors are encouraged to view these graphs which can been found in our current corporate presentation on our web site, www.abraxaspetroleum.com. They clearly show our actual wellhead production continues to exceed our stated type curves even though reported production was impacted by issues beyond our control. We will continue to actively monitor the natural gas takeaway and capacity situation in West Texas and North Dakota and use our observations to guide our 2019 drilling and completion plans.

With 12 wells (including 4 new wells yet to be placed on production on the Ravin Central Pad) in the Bakken shut in for frac protect current production is approximately 10,000 boepd (excluding approximately 720 boepd being flared). The four Ravin Central wells should be on line along with the remaining frac protect wells around mid-November. Four additional wells in the Bakken and one in the Delaware should be on line by the end of November. Barring an offset operator fracing wells requiring frac protect, Abraxas sees no additional frac protect shut ins until the summer 2019 Bakken frac season.

Total production for the third quarter averaged 10,070 boepd despite the frac protect shut-ins and the gas being flared which is an increase of 23 percent over the second quarter. Capital expenditures through the end of the third quarter were approximately $124.5 million including acreage purchases of $33.3 million net of dispositions. We are adjusting our 2018 average production guidance leaving the low end of 10,000 boepd intact but lowering the high end to 11,000 boepd.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris – Director of Finance and Capital Markets

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com